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                                                                    EXHIBIT 99.2

                       [DELOTTE & TOUCHE LLP LETTERHEAD]




INDEPENDENT ACCOUNTANT'S REPORT ON
MANAGEMENT'S ASSERTION ABOUT COMPLIANCE WITH
UNIFORM SINGLE ATTESTATION PROGRAM REQUIREMENTS



Merrill Lynch Credit Corporation and subsidiaries:

We have examined management's assertion about Merrill Lynch Credit Corporation's compliance with the minimum servicing standards identified in the Mortgage Bankers Association of America's Uniform Single Attestation Program for Mortgage Bankers (USAP) as of and for the fiscal year ended December 26, 1997, included in the accompanying management assertion. Management is responsible for Merrill Lynch Credit Corporation's compliance with those minimum servicing standards. Our responsibility is to express an opinion on management's assertion about the entity's compliance based on our examination.

Our examination was made in accordance with standards established by the American Institute of Certified Public Accountants and, accordingly, included examining, on a test basis, evidence about Merrill Lynch Credit Corporation's compliance with the minimum servicing standards and performing such other procedures as we considered necessary in the circumstances. We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determining on Merrill Lynch Credit Corporation's compliance with the minimum servicing standards.

In our opinion, management's assertion that Merrill Lynch Credit Corporation complied with the aforementioned minimum servicing standards as of and for the fiscal year ended December 26, 1997 is fairly stated, in all material respects.


/s/ Delotte & Touche LLP


February 23, 1998
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                 [MERRILL LYNCH CREDIT CORPORATION LETTERHEAD]





February 23, 1998



Delotte & Touche LLP
2801 Independent Drive
Jacksonville, FL  32202

Ladies and Gentlemen:

As of and for the year ended December 26, 1997, Merrill Lynch Credit Corporation and subsidiaries (the "Company") has complied in all material respects with the minimum servicing standards set forth in the Mortgage Bankers Association of America's Uniform Single Attestation Program for Mortgage Bankers. As of and for the same period, the Company had in effect fidelity bond and errors and omissions insurance coverage in the amounts of $325,000,000 and $11,000,000 respectively.



                                        /s/ Michael A. Johnston
                                        Michael A. Johnston
                                        Chairman/Chief Executive Officer


                                        /s/ Kevin M. O'Hanlon
                                        Kevin M. O'Hanlon
                                        President/Chief Operating Officer


                                        /s/ Francis X. Ervin, Jr.
                                        Francis X. Ervin, Jr.
                                        Senior Vice President/Chief
                                        Financial Officer


                                        /s/ Steven T. Hardy
                                        Steven T. Hardy
                                        Vice President/Controller